                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this registration statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933 of our report dated February 20, 2003, related to the consolidated balance sheet of Highland Lakes Bancshares as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, included in Amendment No. 4 dated December 15, 2003 in registration statement No. 333-108026 of Franklin Bank Corp. on Form S-1 and to the reference to us under the heading "Experts" in such amended Registration Statement.

/S/ LOCKART, ATCHLEY AND ASSOCIATES, LLP
----------------------------------------
Lockart, Atchley and Associates, LLP

Austin, Texas
December 17, 2003